Exhibit 99.1

Benihana Inc. Reports Total Restaurant Sales and Comparable Restaurant Sales for the Second Four-Week Period of the Third Fiscal Quarter 2011

MIAMI--(BUSINESS WIRE)--December 10, 2010--Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today reported total restaurant sales and comparable restaurant sales for the second four-week period (November 8 – December 5, 2010) of the third fiscal quarter 2011.

For the second four-week period, total restaurant sales increased 3.7% to $22.7 million from $21.9 million, while Company-wide comparable restaurant sales increased 4.5%, representing the tenth consecutive period of comparable restaurant sales increases. By concept, comparable restaurant sales increased 8.9% at Benihana Teppanyaki, but decreased 3.7% at RA Sushi and 1.8% at Haru. There were a total of 386 store-operating weeks in the second four-week period of the third fiscal quarter 2011 compared to a total of 392 store-operating weeks in the second four-week period of the third fiscal quarter 2010.

Richard C. Stockinger, Chairman and Chief Executive Officer, said, “The continued success of our Renewal Program, combined with our ‘Chef’s Special’ promotion, helped us achieve an impressive 12.6% increase in guest count during the four-week period. This is our largest year-over-year same period gain since the onset of the Renewal Program in September 2009. While we are pleased with the comparable sales performance of our flagship Teppanyaki brand, we also appreciate our need to address the renewed softness at both RA Sushi and Haru, and intend to do so through various menu, promotional, and marketing initiatives.”

About Benihana

Headquartered in Miami, Benihana Inc. (NASDAQ GS: BNHN, BNHNA) is the nation's leading operator of Japanese theme and sushi restaurants with 97 restaurants nationwide, including 63 Benihana restaurants, nine Haru sushi restaurants, and 25 RA Sushi restaurants. In addition, 20 franchised Benihana restaurants are operating in the United States, Latin America and the Caribbean.

To learn more about Benihana Inc. and its three restaurant concepts, please view the corporate video at www.benihana.com/about/video.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of the Benihana, including, without limitation: risks related to Benihana’s business strategy, including the Renewal Program and marketing programs; risks related to Benihana’s ability to operate successfully in the current challenging economic environment; risks related to Benihana’s efforts to strengthen its Benihana Teppanyaki concept and build its RA Sushi and Haru brands; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. Past performance may not be indicative of future results. Although Benihana believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. In addition to the risks and uncertainties set forth above, investors should consider the risks and uncertainties discussed in Benihana’s filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in such filings. Benihana does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

CONTACT:
ICR
Raphael Gross, 203-682-8253